Exhibit 23.1

Consent of AWC (CPA) Limited, Independent Registered Public Accounting Firm

The Board of Directors
Kandi Technologies Group, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-204459) and Forms S-3s (as amended) (File No. 333-191283, File No. 333-196938; File No. 333-198009) of Kandi Technologies Group, Inc. of our report dated March 14, 2016 with respect to the consolidated financial statements of Kandi Technologies Group, Inc., and the effectiveness of internal control over financial reporting of Kandi Technologies Group, Inc., included in this Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ AWC (CPA) Limited
Hong Kong, China
March 14, 2016